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[Stamp of the Secretary of State                                    EXHIBIT 3(i)
of the State of Nevada filing on
June 03, 1996 -- No. 12127-96]



                              ARTICLES OF INCORPORATION
                                          OF
                           ZEPPELIN PRODUCTION CORPORATION


     FIRST.    The name of the corporation is:

     ZEPPELIN PRODUCTION CORPORATION

     SECOND.   It's registered office in the State of Nevada is located at 601
S. Rancho, Suite D-32, Las Vegas, Nevada 89106, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the By-Laws or said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of at meetings of Directors an Stockholders, outside the State of Nevada as well as within the State of Nevada.

     THIRD.    The objects for which this Corporation is formed are: to engage in any lawful activity, including but not limited to the following:

          (A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

          (B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

          (C) Shall have power to have succession by, it's corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and it's affairs wound up according to law.

          (D) Shall have the power to effect litigation in it's own behalf and interest in any court of law.

          (E)  Shall have power to make contracts.

          (F) Shall have power to hold, purchase and convey real and personal estate and mortgage or leased any such real and personal estate with its franchises. The power to hold real and legality of the document.

          (G) Shall have power to appoint such officers an agents as the affairs of the corporation shall require, and to allow them suitable compensation.

          (H) Shalt have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of it's affairs and property, the transfer of it's stock, the transaction of it's business, and the calling and holding of meetings of it's stockholders.

          (I)  Shall have power to dissolve itself.
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          (J)  Shall have power to adopt and use a common seal or stamp, and alter the same. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

          (K) Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of it's corporate rights, privileges or franchises, or for any other lawful purpose of it's incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, or for money borrowed, or in payment for property purchased or acquired, or for any other lawful object

          (L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of or any bonds, securities or evidences of the indebtedness created by any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

          (M) Shall have power to purchase, hold, sell and transfer shares of it's own capital stock and use therefor its capital, capital surplus, surplus, or other property or fund.

          (N) Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and foreign countries.

          (O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in it's certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

          (P) Shall have power to make donations for the public welfare or for educational purposes.

          (Q) Shall have power to enter into partnerships, general or limited, or joint ventures in connection with any lawful activities.

     FOURTH.   The aggregate number of shares the corporation shall have
authority to issue shall be TWENTY-FIVE MILLION (25,000,000) shares of common stock, par value one mil ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.

     FIFTH.    The governing board of this corporation shall be known as
directors, and the number of directors may from time to time be increased or decreased in such manner as shall be

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provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

     The name and post office address of the first Board of Directors shall be one (1) in number and listed as follows:

          Name                          Address
          ----                          -------
          Stanley K. Stilwell           601 S. Rancho, Suite D-32
                                        Las Vegas, Nevada 89106

     SIXTH.    The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

     SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

          Stanley K. Stilwell           601 S. Rancho, Suite D-32
                                        Las Vegas, Nevada 89106

     EIGHTH.   The resident agent for this corporation shall be:

                                 STANLEY K. STILWELL

     The address of said agent, and the registered or statutory address of this corporation in the state of Nevada shall be:

                               601 5. Rancho, Suite D-32
                               Las Vegas, Nevada 89106

     NINTH.    The corporation is to have perpetual existence.

     TENTH.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     Subject to the By-Laws, if any, adopted by the stockholders, to make, alter or amend the By-Laws of the Corporation.

     To fix the amount to be reserved as working capital over and above it's capital stock paid in, to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

     By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one (1) or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the

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Corporation.   Such committee, or committees shall have such name, or names as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

     When and as authorized by the affirmative vote or the stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including it's goodwill and it's franchises, upon such terms and conditions as it's Board of Directors deems expedient and for the best interests of the Corporation.

     ELEVENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, of any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

     TWELFTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section
78.300 of the Nevada Revised Statutes. Any repeal or modification of this Articles by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions to such repeal or modification.

     THIRTEENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the Incorporator herein before named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State or Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of May, 1996.


                              /s/ Stanley K. Stilwell
                              ---------------------------------
                              Stanley K. Stilwell

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STATE OF NEVADA     )
                    :  ss.
COUNTY OF CLARK     )

     On this the 31st day of May, 1996, in Las Vegas, Nevada, before me, the undersigned, a Notary Public in and for Las Vegas, State or Nevada, personally appeared Stanley K. Stilwell, known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that he executed the same.

[SEAL PLACED HERE]
[My appt. Exp. 8/14/99]                      /s/ Dion Cowan
                                             ---------------------------------
                                             Notary Public

I, Stanley K. Stilwell, hereby accept as Resident Agent for the previously named Corporation


   [5/31/96]                                 /s/ Stanley K. Stilwell
---------------                              ---------------------------------
Date                                         Stanley K. Stilwell



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